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                                                                    EXHIBIT 99.1

Contact:
Mimi Sells                                        Kristine Mozes
IDG Books Worldwide, Inc.                         Stapleton Communications Inc.
650-655-3000                                      650-470-4224

                IDG BOOKS WORLDWIDE, INC. TO ACQUIRE CLIFFS NOTES

                 Best-Selling Publisher Adds Another Name Brand

Foster City, Calif. - Dec. 07, 1998 - IDG Books Worldwide, Inc. (Nasdaq: IDGB), today announced it has signed a stock purchase agreement to acquire Cliffs Notes, a privately-held publisher of the popular literary study guides. IDGB is a global knowledge company whose diverse portfolio includes many best-selling book brands and computer-based learning tools, including the For Dummies(R) brand which has more than 60 million books in print.

The acquisition price is approximately $14.2 million, plus balance sheet adjustments, for 100 percent of Cliffs Notes' stock. The acquisition is expected to close by the end of the year, subject to certain conditions being met.

"Cliffs Notes is beloved by millions of students who have relied on its popular Notes and study guides to help them learn about literature and to prepare for junior high, high school and college tests," said Steven Berkowitz, IDGB's president. "Cliffs has also stayed in touch with its customers by creating a powerful Web presence at Cliffs.com. At IDGB, we have built our reputation on creating best-selling brands that help people make the most of their work and personal lives. Cliffs Notes is a natural fit with our strategy of making learning enjoyable, accessible and affordable in both print and online formats."

"We believe Cliffs Notes will benefit from the excellent branding, editorial, global sales, marketing and print and online distribution capabilities of IDG Books," said Robert Covolik, president of Cliffs Notes. Covolik has agreed to remain as general manager of Cliffs Notes and will help with the transition.

Cliff Hillegass, the founder and chairman of Cliffs Notes gave his support to the acquisition. "I am so proud of the success of Cliffs Notes. This is a great day for the company we started 40 years ago. It is very rewarding to know that our company has helped so many young people succeed in school. I devoted my career to building Cliffs Notes and I am happy that the work I started will be continued by IDG Books because they also care about making learning enjoyable and rewarding. This is a great match for both of us."

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IDG Books Worldwide to Acquire Cliffs Notes
Dec. 07, 1998
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"Cliffs Notes, like Dummies, are a part of Americana," said IDGB's Berkowitz.
"We are very excited to add this venerable brand to our portfolio. We believe its brand recognition offers us unique opportunities to publish in numerous other areas where there is strong and repeat demand for authoritative brands that provide quick and reliable access to critical information in areas such as personal finance and information technology."

Conference Call

The company will hold a conference call to discuss the acquisition on Tuesday Dec. 8 at 9:00 a.m. eastern time. The conference call number is 706-645-9716. A replay will be available until 11 p.m. Wednesday night, Dec. 9, by calling 706-645-9291, conference ID 651350.

About Cliffs Notes

Cliffs Notes currently publishes about 300 reference titles including its original Notes plus Quick Reviews of high school and college courses, Test Preparation guides, Advanced Placement guides and test preparation software. Each literary Notes study guide is written by academics who provide commentary and analysis of classic works. Among the most popular Cliffs Notes literary guides are those for The Scarlet Letter and Hamlet.

The Lincoln, Neb. company was founded in 1958 by Cliff Hillegass. Cliffs Notes has helped generations of students gain the extra edge they need to succeed in English and other academic subjects. Establishing a strong bond with students and teachers, Cliffs Notes has become a popular destination on the web, as well. Cliffs Notes titles can be purchased and downloaded at www.cliffs.com.


About IDG Books Worldwide

IDG Books Worldwide, Inc., headquartered in Foster City, Calif., is a leading global knowledge company featuring a diverse portfolio of technology, business and self-help books and computer-based learning tools, including the best-selling ...For Dummies(R), ...Secrets(R) and Teach Yourself(R) brands. IDG Books Worldwide has more than 700 active titles plus translations in 36 languages around the world. More information about IDG

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IDG Books Worldwide to Acquire Cliffs Notes
Dec. 07, 1998
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Books Worldwide is available from the company's SEC filings or by visiting its
World Wide Web site, http://www.idgbooks.com. Information about our ...For Dummies(R) brand can also be found at http://www.dummies.com. IDG Books Worldwide is a subsidiary of International Data Group, a leading global provider of information technology media, research, conferences and expositions.

This news release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are delays in product development, competition from increased development of the Internet market, changes in product pricing policies, other competitive pressures, and the risk factors detailed from time to time in the company's periodic reports and registration statements filed with the Securities and Exchange Commission.

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